Exhibit 10.3

To: Natalie Russell, CFO

August 12, 2026

Dear Natalie,

Congratulations!

We are thrilled to let you know that you have been given a salary increase. Below details what is changing from your current role. All the other terms and conditions of your employment remain unchanged.

Current Salary:	$250,000
New Salary:	$300,000
Effective Date:	August 1, 2026

We appreciate all your hard work and dedication to Cyngn. We look forward to seeing all you will continue to accomplish.

Sincerely,

Emily McNamara

Senior Director, Operations & Human Resources

Employee Acknowledgement:

Employee Signature:	/s/ Natalie Russell	Date: 8/12/2026

CC:	Lior Tal, CEO
Human Resources